EXHIBIT 99.1
TANGER PROVIDES LIQUIDITY AND OPERATIONAL UPDATES
Cash on Hand Grows to More Than $80 Million
Collections Exceed 90% of Fourth Quarter Rents Billed & More Than 40% of Deferred Rents Prepaid in December
Traffic at 90% of Prior Year Levels During Fourth Quarter

Greensboro, NC, January 11, 2021, Tanger Factory Outlet Centers, Inc. (NYSE:SKT), a leading operator of upscale open-air outlet centers, today provided liquidity and operational updates.

“Our traffic and strong cash collection metrics clearly demonstrate the importance of our open-air outlet centers to retailers and consumers,” said Stephen Yalof, President and Chief Executive Officer.

The Company’s operations continued to generate positive cash flow throughout the second half of 2020. As of January 6, 2021, Tanger’s total liquidity was more than $680 million, including more than $80 million of cash on hand and $600 million of unused capacity under its unsecured lines of credit. Collections through that date exceeded 90% of fourth quarter 2020 rents billed and more than 40% of the deferred rents due in 2021 had been collected, the majority of which was prepaid by tenants during December.

Consolidated portfolio occupancy was 91.9% as of December 31, 2020. As expected, this reflects approximately 317,000 square feet of space recaptured during the fourth quarter related to tenant bankruptcies and restructuring announcements by retailers for a total of 903,000 square feet during 2020. Traffic during the fourth quarter represented approximately 90% of prior year levels.

In November, the Company offered a voluntary early retirement plan to certain employees who elected to participate by December 1, 2020. These employees will retire on March 31, 2021 to ensure an orderly transition. Tanger expects to recognize a charge to general and administrative expense of approximately $2.3 million, including approximately $575,000 that was recognized during the fourth quarter of 2020 and $1.7 million to be recognized during the first quarter of 2021.

The Company will participate in the ICR Conference today at 10:30 a.m. EST. Stephen Yalof will host a fireside chat moderated by Todd Thomas, equity research analyst with KeyBanc Capital Markets. A link to the webcast is available on Tanger’s Investor Relations website, investors.tangeroutlet.com.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE: SKT) is a leading operator of open-air upscale outlet shopping centers that owns, or has an ownership interest in, a portfolio of 38 centers. Tanger's operating properties are located in 20 states and in Canada, totaling approximately 14.1 million square feet, leased to over 2,700 stores operated by more than 500 different brand name companies. The Company has more than 40 years of experience in the outlet industry and is a publicly-traded REIT. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

Investor Contact	Media Contact
Cyndi Holt	Quentin Pell
VP of Investor Relations	VP of Corporate Communications and Enterprise Risk
Cyndi.holt@tangeroutlets.com	Management
Quentin.pell@tangeroutlets.com